(a) On May 26, 1999, the Annual Meeting of Shareholders of Colonial Intermarket Income Trust I was held to approve the following items, all as described in the Proxy Statement for the Meeting. On March 1, 1999, the record date for the Meeting, the Fund had outstanding 11,009,000 shares of beneficial interest. The votes cast at the Meeting were as follows:

(b)      Election of eight (8) Trustees:

                                                       Authority        Broker
                                     For                Withheld      Non-Votes
Robert J. Birnbaum              8,866,913.884         165,692.553         0
John V. Carberry                8,877,857.951         154,748.486         0
James E. Grinnell               8,878,120.737         154,485.700         0
Salvatore Macera                8,876,376.737         156,229.700         0
James L. Moody, Jr.             8,878,681.737         153,924.700         0
Robert L. Sullivan              8,875,608.512         156,997.925         0
Thomas E. Stitzel               8,878,390.951         154,215.486         0
Ann-Lee Verville                8,875,617.646         156,988.791         0

The Board of Trustees also consists of Tom Bleasdale, Lora S. Collins, Richard L. Lowry, William E. Mayer and John J. Neuhauser.

(c)(1) The required number of proxies to approve an amended and restated Management Agreement providing for a change in the method of calculating the fee payable to the Advisor had not been obtained, therefore the meeting was adjourned to June 16, 1999.

(c)(2)   Ratification of the selection of PricewaterhouseCoopers LLP:

For:               8,842,347.426     shares of beneficial interest being a
                                     majority of the shares represented at the
                                     Meeting
Against:              52,829.992     shares of beneficial interest
Abstain:             137,429.019     shares of beneficial interest
Broker Non-Votes:              0

(d) Not applicable

(Proxy Statement incorporated herein by reference to Accession number 0000021847-99-000072)